Exhibit 99.1
HERITAGE DISTILLING HOLDING COMPANY, INC.
2024 EQUITY INCENTIVE PLAN
Effective November 25, 2024
(as amended June 24, 2025 and September 18, 2025)

ARTICLE I
PURPOSE
The Plan’s purpose is to encourage and enable employees, directors, and independent contractors of Heritage Distilling Company, Inc., (“Service Providers”) to acquire or increase their holdings of common stock of the Corporation, promoting alignment with the interests of the Company and its shareholders. The Plan shall be a catalyst in the attraction, motivation, and retention of Service Providers by offering a form of compensation that has the ability to generate personal wealth through capital appreciation, dividends, and liquidity events. Capitalized terms used in the Plan are defined in Article XI.
ARTICLE II
ELIGIBILITY
Service Providers are eligible to be granted Awards under the Plan, subject to the limitations described herein.
ARTICLE III
ADMINISTRATION AND DELEGATION
3.1    Administration. The Plan is administered by the Board of Directors of the Corporation, or upon its delegation, by a committee of the Board of Directors (the “Administrator”). The Administrator has authority to grant Awards and set Award terms and conditions, subject to the conditions and limitations in the Plan. The Administrator also has the authority to take all actions and make all determinations under the Plan, to interpret the Plan and Award Agreements and to adopt, amend and repeal Plan administrative rules, guidelines and practices as it deems advisable. The Administrator may correct defects and ambiguities, supply omissions and reconcile inconsistencies in the Plan or any Award as it deems necessary or appropriate to administer the Plan and any Awards. The Administrator may delegate its authority to one or more officers of the Company with respect to Awards that do not involve “insiders” within the meaning of Section 16 of the Exchange Act. The acts of such delegates shall be treated as acts of the Administrator, and such delegates shall report regularly to the Administrator regarding the delegated duties and responsibilities and any Awards granted. The Administrator’s determinations under the Plan are in its sole discretion and will be final and binding on all persons having or claiming any interest in the Plan or any Award.
3.2    Appointment of Committees. To the extent Applicable Laws permit, the Board may delegate any or all of its powers under the Plan to one or more Committees. The Board may abolish any Committee or re-vest in itself any previously delegated authority at any time.
ARTICLE IV
STOCK AVAILABLE FOR AWARDS
4.1     Number of Shares. Subject to adjustment under Article VIII and the terms of this Article IV, the maximum number of shares of Common Stock that may be issued under the Plan shall be one million seven hundred fifty thousand (1,750,000) shares.(the “Overall Share Limit”), provided, however, that the Overall Share Limit shall not include Stock Appreciation Rights units in which the Award Grant of such units are paid out in cash at the time of exercise rather than in actual Shares of stock. Shares issued under the Plan may consist of authorized but unissued Shares, Shares purchased on the open market or treasury Shares.
4.2    Share Recycling. If all or any part of an Award expires, lapses or is terminated, surrendered, repurchased, canceled without having been fully exercised or forfeited, or exchanged for or settled in cash, in any case, in a manner that results in the Company not issuing any Shares covered by the Award or acquiring Shares at a price not greater than the price (as adjusted to reflect any Equity Restructuring) paid by the Participant for such Shares, the unused or reacquired Shares covered by the Award will, as applicable, become or again be available for Award grants under the Plan. Further, Shares delivered (either by actual delivery or attestation) to the Company by a Participant to satisfy the applicable exercise or purchase price of an Award and/or to satisfy any applicable tax withholding obligation (including Shares retained by the Company from the Award being exercised or purchased and/or creating the tax obligation) will, as applicable, become or again be available for Award grants under the Plan. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not count against the Overall Share Limit.
4.3    Incentive Stock Option Limitations. Notwithstanding anything to the contrary herein, no more than 2,500,000 Shares may be issued pursuant to the exercise of Incentive Stock Options.
4.4     Substitute Awards. In connection with an entity’s merger or consolidation with the Company or the Company’s acquisition of an entity’s property or stock, the Administrator may grant Awards in substitution for any options, stock or stock-based awards granted before such merger or consolidation by such entity or its affiliate in accordance with Applicable Laws. Substitute Awards may be granted on such terms as the Administrator deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards will not count against the Overall Share Limit (nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan as provided above), except that Shares acquired by exercise of substitute Incentive Stock Options will count against the maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary, or with which the Company or any Subsidiary combines, has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant under such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for new Awards under the Plan and shall not reduce or affect the Overall Share Limit; provided that such new Awards shall not be made after the date grants could have been made under the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Service Providers prior to such acquisition or combination.
4.5    Non-Employee Director Compensation. The Board may make Awards to non-employee Directors from time to time, subject to the limitations in the Plan. The Board will determine the terms, conditions and amounts of all such non-employee Director Awards in its discretion and pursuant to the exercise of its business judgment, taking into account such factors, circumstances, external market compensation survey data and considerations as it shall deem relevant from time to time.

ARTICLE V
STOCK OPTIONS AND STOCK APPRECIATION RIGHTS
5.1    General.
(a)     The Administrator may grant Options or Stock Appreciation Rights to Service Providers subject to the limitations in the Plan, including any limitations in the Plan that apply to Incentive Stock Options. All Options shall be separately designated as Incentive Stock Options or Non-Qualified Stock Options at the time of grant. To the extent that an Option is designated as an Incentive Stock Option but does not qualify as such under Section 422 of the Code, the Option (or nonqualifying portion thereof) shall be treated as a Nonqualified Option. The Administrator will determine the number of Shares covered by each Option and Stock Appreciation Right, the exercise price of each Option and Stock Appreciation Right and the conditions and limitations applicable to the exercise of each Option and Stock Appreciation Right.
(b)    A Stock Appreciation Right will entitle the Participant (or other individual entitled to exercise the Stock Appreciation Right) to receive from the Company upon exercise of the exercisable portion of the Stock Appreciation Right an amount determined by multiplying the excess, if any, of the awarded Fair Market Value or Fair Grant Value, as applicable, of one Share on the date of exercise over the exercise price of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right is exercised, subject to any limitations of the Plan or that the Administrator may impose. A Stock Appreciation Right may be payable in cash, Shares valued at Fair Market Value or a combination of the two, as the Administrator may determine or provide in the Award Agreement.
5.2    Exercise Price. The Administrator will establish each Option’s and Stock Appreciation Right’s exercise price per share and shall specify the exercise price in the Award Agreement. Unless otherwise determined by the Administrator, the exercise price will not be less than 100% of the awarded Fair Market Value or Fair Grant Value, as applicable, of one Share on the grant date of the Option or Stock Appreciation Right. In no event shall the Option price per share of any Option be less than par value per share of Common Stock.
5.3     Duration. Each Option or Stock Appreciation Right will be exercisable at such times and as specified in the Award Agreement, provided that, unless otherwise determined by the Administrator in accordance with Applicable Laws, the term of an Option or Stock Appreciation Right will not exceed ten years. Notwithstanding the foregoing, if the Participant, prior to the end of the term of an Option or Stock Appreciation Right, violates the non-competition, non-solicitation, confidentiality or other similar restrictive covenant provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company or any of its Subsidiaries, the right of the Participant and the Participant’s transferees to exercise any Option or Stock Appreciation Right issued to the Participant shall terminate immediately upon such violation and cease to be exercisable, unless the Administrator otherwise determines.
5.4    Vesting of Options and Stock Appreciation Rights. Each Option or Stock Appreciation Right may, but need not, vest and therefore become exercisable in periodic installments that may, but need not, be equal. The Option or Stock Appreciation Right may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on a performance goal, which may be based on the Performance Criteria, or other criteria) as the Administrator may deem appropriate. The vesting provisions of individual Options and Stock Appreciation Rights may vary.

5.5    Exercise.
(a)    Options and Stock Appreciation Rights may be exercised by delivering to the Company a written notice of exercise, in a form the Administrator approves (which may be electronic), signed by the person authorized to exercise the Option or Stock Appreciation Right, together with, as applicable, payment in full (i) as specified in Section 5.6 of the exercise price for the number of Shares for which the Award is exercised and (ii) as specified in Section 9.8 for any applicable taxes. Unless the Administrator otherwise determines, an Option or Stock Appreciation Right may not be exercised for a fraction of a Share.
(b)    If an Option is granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, the Option will not be first exercisable for any Shares until at least six (6) months following the date of grant of the Option (although the Option may vest prior to such date). Consistent with the provisions of the Worker Economic Opportunity Act, (i) if such non-exempt Employee dies or suffers a Disability, (ii) upon a Change in Control in which such Option is not assumed, continued, or substituted, or (iii) upon the Participant’s retirement (as such term may be defined in the Participant’s Award Agreement, in another agreement between the Participant and the Company or a Subsidiary, or, if no such definition, in accordance with the then current employment policies and guidelines of the Company or employing Subsidiary), the vested portion of any Option may be exercised earlier than six (6) months following the date of grant. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option will be exempt from the Participant’s regular rate of pay. To the extent permitted and/or required for compliance with the Worker Economic Opportunity Act to ensure that any income derived by a non-exempt employee in connection with the exercise, vesting, or issuance of any Shares under any other Award will be exempt from the employee’s regular rate of pay, the provisions of this Section 5.5(b) will apply to all Awards and are hereby incorporated by reference into such Award Agreements.
5.6     Payment Upon Exercise. Subject to Section 10.8, any Company insider trading policy (including blackout periods) and Applicable Laws, the exercise price of an Option must be paid by:
(a)      cash, wire transfer of immediately available funds or by check payable to the order of the Company, provided that the Company may limit the use of one of the foregoing payment forms if one or more of the payment forms below is permitted;
(b)     if there is a public market for Shares at the time of exercise, unless the Administrator otherwise determines, (i) delivery (including electronically or telephonically to the extent permitted by the Administrator) of an irrevocable and unconditional undertaking by a broker acceptable to the Administrator to deliver promptly to the Company sufficient funds to pay the exercise price, or (ii) the Participant’s delivery to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Administrator to deliver promptly to the Company cash or a check sufficient to pay the exercise price; provided that such amount is paid to the Company at such time as may be required by the Administrator;
(c)    to the extent permitted by the Administrator, delivery (either by actual delivery or attestation) of Shares owned by the Participant valued at their awarded Fair Market Value or grant date Fair Grant Value, as applicable, which meet the conditions established by the Administrator to avoid adverse accounting consequences to the Company (as determined by the Administrator);
(d)    to the extent permitted by the Administrator, surrendering Shares then issuable upon the Option’s exercise valued at their Fair Market Value on the exercise date; or

(e)    to the extent permitted by the Administrator, any combination of the above payment forms.
5.7    Termination of Service.
(a)    General. Unless otherwise provided in an Award Agreement or in an employment agreement the terms of which have been approved by the Administrator, or as otherwise determined by the Administrator, following a Participant’s Termination of Service (other than upon the Participant’s death or Disability), a Participant may exercise an Option or Stock Appreciation Right (to the extent that the Participant was entitled to exercise such Option or Stock Appreciation Right as of the date of such Termination of Service) but only within such period of time ending on the earlier of (i) the date three (3) months following the Participant’s Termination of Service or (ii) the expiration of the term of the Option or Stock Appreciation Right as set forth in the Award Agreement. If, after Termination of Service, the Participant does not exercise the Option or Stock Appreciation Right within the time specified in the Award Agreement, the Option or Stock Appreciation Right shall terminate and cease to be exercisable. Notwithstanding the foregoing, if the Termination of Service is by the Company or any Subsidiary for Cause, all outstanding Options and Stock Appreciation Rights (whether or not vested) shall immediately terminate and cease to be exercisable.
(b)    Extension of Termination Date. The Administrator may provide in a Participant’s Award Agreement that if the exercise of the Option or Stock Appreciation Right following the Participant’s Termination of Service would be prohibited because the issuance of Shares would violate the registration requirements under the Securities Act or any other federal or state securities law or the rules of any securities exchange or interdealer quotation system, then the Option or Stock Appreciation Right shall terminate on the earlier of (i) the expiration of the term of the Option or Stock Appreciation Right or (ii) the date three (3) months following the end of the period during which the exercise of the Option or Stock Appreciation Right would be in violation of such registration or other securities law requirements.
(c)    Disability of Participant. Unless otherwise provided in an Award Agreement or in an employment agreement the terms of which have been approved by the Administrator, or as otherwise determined by the Administrator, following a Participant’s Termination of Service as a result of the Participant’s Disability, a Participant may exercise an Option or Stock Appreciation Right (to the extent that the Participant was entitled to exercise such Option or Stock Appreciation Right as of the date of such Termination of Service) but only within such period of time ending on the earlier of (i) the date twelve (12) months following the Participant’s Termination of Service or (ii) the expiration of the term of the Option or Stock Appreciation Right as set forth in the Award Agreement. If, after Termination of Service, the Participant does not exercise the Option or Stock Appreciation Right within the time specified in the Award Agreement, the Option or Stock Appreciation Right shall terminate and cease to be exercisable. Notwithstanding the above, if the Termination of Service was due to a validly documented and Company acknowledged injury suffered while working for the Company (a “Company Injury”), the time for the Participant to exercise such Options or Stock Appreciation Rights shall be extended to three (3) months after the Participant is certified to have recovered to the maximum extent possible from such Company Injury.
(d)     Death of Participant. Unless otherwise provided in an Award Agreement or in an employment agreement the terms of which have been approved by the Administrator, or as otherwise determined by the Administrator, following a Participant’s Termination of Service as a result of the Participant’s death, the Option or Stock Appreciation Right may be exercised (to the extent the Participant was entitled to exercise such Option or Stock Appreciation Right as of the date of death) by the Participant’s estate, by a person who acquired the right to exercise the Option or Stock Appreciation

Right by bequest or inheritance or by a person designated to exercise the Option or Stock Appreciation Right upon the Participant’s death, but only within such period of time ending on the earlier of (i) the date three (3) months following the final closing of the estate, or (ii) the expiration of the term of the Option or Stock Appreciation Right as set forth in the Award Agreement. If, after the Participant’s death, the Option or Stock Appreciation Right is not exercised within the time specified in the Award Agreement, the Option or Stock Appreciation Right shall terminate and cease to be exercisable.
5.8    Additional Terms of Incentive Stock Options. The Administrator may grant Incentive Stock Options only to employees of the Company, any of its present or future parent or subsidiary corporations, as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code. If an Incentive Stock Option is granted to a Greater Than 10% Stockholder, the exercise price will not be less than 110% of the Fair Market Value of one Share on the Option’s grant date, and the term of the Option will not exceed five (5) years. All Incentive Stock Options will be subject to and construed consistently with Section 422 of the Code. By accepting an Incentive Stock Option, the Participant agrees to give prompt notice to the Company of dispositions or other transfers of Shares acquired under the Option made within (a) two (2) years from the grant date of the Option or (ii) one (1) year after the transfer of such Shares to the Participant, with such notice specifying the date of the disposition or other transfer and the amount the Participant realized, in cash, other property, assumption of indebtedness or other consideration, in such disposition or other transfer. Neither the Company, nor any Subsidiary, nor the Administrator, nor any of their Affiliates will be liable to a Participant, or any other party, if an Option fails or ceases to qualify as an “incentive stock option” under Section 422 of the Code. Any Option or portion thereof that fails to qualify as an “incentive stock option” under Section 422 of the Code for any reason will be a Non-Qualified Stock Option.
ARTICLE VI
RESTRICTED STOCK AWARDS; RESTRICTED STOCK UNITS
6.1    General.
(a)    The Administrator may grant Restricted Stock Awards, or the right to purchase Restricted Stock Awards, to any Service Provider, subject to the Company’s right to repurchase from the Participant all or part of such Shares at their issue price or other stated or formula price (or to require forfeiture of such Shares) if conditions the Administrator specifies in the Award Agreement are not satisfied before the end of the applicable restriction period(s) that the Administrator establishes for such Award. Restricted Stock Units may be awarded at either the Fair Market Value or the Fair Grant Value, as determined by the Administrator.
(b)    The Administrator may grant Restricted Stock Units to any Service Provider, which Awards may be subject to vesting and forfeiture conditions, as set forth in an Award Agreement. The Administrator will determine and set forth in the Award Agreement the terms and conditions for each Restricted Stock Award and Restricted Stock Unit, subject to the conditions and limitations contained in the Plan. Restricted Stock Units may be awarded at either the Fair Market Value or the Fair Grant Value, as determined by the Administrator.
6.2    Restricted Stock Awards.
(a)    Stockholder Rights. Subject to any restrictions set forth in the Award Agreement, Participants holding Restricted Stock Awards that have vested and settled generally shall have the rights and privileges of a stockholder with respect to such Shares, including the right to vote such Shares, and the right to dividends as provided in Section 6.2(b).

(b)     Dividends. Participants holding Restricted Stock Awards will be entitled to all ordinary cash dividends paid with respect to such Shares that have vested and settled, unless the Administrator provides otherwise in the Award Agreement. In addition, unless the Administrator provides otherwise, if any dividends or distributions are paid in Shares, or consist of property other than an ordinary cash dividend, the Shares or other property will be subject to the same restrictions on transferability and forfeitability as the Restricted Stock Awards with respect to which they were paid if the Restricted Stock Awards have vested and settled.
(c)    Stock Certificates. The Company may require that the Participant deposit in escrow with the Company (or its designee) any stock certificates issued in respect of Restricted Stock Awards, together with a stock power endorsed in blank.
(d)    Section 83(b) Election. If a Participant makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Stock Awards as of the grant date, rather than as of the date(s) upon which such Participant would otherwise be taxable under Section 83(a) of the Code, such Participant shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service (along with proof of the timely filing thereof) along with the value of the grant.
6.3    Restricted Stock Units.
(a)     Settlement. The Administrator may provide that settlement of Restricted Stock Units will occur upon or as soon as reasonably practicable after the Restricted Stock Units vest or will instead be deferred, on a mandatory basis or at the Participant’s election, in a manner intended to comply with Section 409A. The Administrator may provide that the Restricted Stock Units will settle upon more than one vesting condition.
(b)     Stockholder Rights. A Participant will not have any rights of a stockholder with respect to Shares subject to any Restricted Stock Unit unless and until the Shares are delivered in settlement of the Restricted Stock Unit.
(c)    Dividend Equivalents. Prior to settlement or forfeiture, Restricted Stock Units awarded under the Plan may, at the Administrator’s discretion, provide for a right to Dividend Equivalents. Such right entitles the holder to be credited with an amount equal to all dividends paid on one Share while the Restricted Stock Unit is outstanding. Dividend Equivalents may be converted into additional Restricted Stock Units. Settlement of Dividend Equivalents may be made in the form of cash, Shares, other securities, other property, or in a combination of the foregoing. Prior to distribution, any Dividend Equivalents shall be subject to the same conditions and restrictions as the Restricted Stock Units to which they attach.
ARTICLE VII
OTHER STOCK OR CASH BASED AWARDS
7.1    Other Stock or Cash Based Awards. The Administrator may grant Other Stock or Cash Based Awards to any Service Provider, including Awards to receive Shares in the future or Awards to receive annual or other periodic or long-term cash bonus awards. The Administrator will determine and set forth in the Award Agreement the terms and conditions for each Other Stock or Cash Based Award, including any purchase price, performance goal (which may be based on the Performance Criteria), transfer restrictions, and vesting conditions.
7.2     Payment Form. Other Stock or Cash Based Awards will also be available as a payment form in the settlement of other Awards, as standalone payments and as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock or Cash Based Awards may be paid in Shares, cash or other property, as the Administrator determines.
ARTICLE VIII
ADJUSTMENTS FOR CHANGES IN COMMON STOCK
AND CERTAIN OTHER EVENTS
8.1    Equity Restructuring. In connection with any Equity Restructuring, notwithstanding anything to the contrary in this Article VIII, the Administrator will equitably adjust each outstanding Award as it deems appropriate, in an equitable and a non-arbitrary manner, to reflect the Equity Restructuring, which may include adjusting the number and type of securities subject to each outstanding Award, the Award’s exercise price (if applicable), granting additional Awards to Participants, and making cash payments to Participants. The adjustments provided under this Section 8.1 will be nondiscretionary, final, and binding on all persons, including the affected Participant and the Company; provided that the Administrator will determine whether an adjustment is equitable and shall insure any such adjustment is applied equitably across all Plan Participates who hold the same type of Awards being adjusted.
8.2    Corporate Transactions. In the event of any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property); reorganization, merger, consolidation, combination, amalgamation, repurchase, recapitalization, liquidation, or dissolution; sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company or sale or exchange of Shares or other securities of the Company; Change in Control; issuance of warrants or other rights to purchase Shares or other securities of the Company; other similar corporate transaction or event; other unusual or nonrecurring transaction or event affecting the Company or its financial statements; or any change in any Applicable Laws or accounting principles, the Administrator, subject to any limitations in Applicable Laws, is authorized without any further required approval or action of the stockholders to take action as it deems appropriate and to alter, amend or suspend rules of the Plan in order to (x) prevent dilution or enlargement of the benefits or potential benefits intended by the Administrator to be made available under the Plan or with respect to any Award, (y) facilitate such transaction or event or (z) give effect to such changes in Applicable Laws or accounting principles. The Administrator may take such action either in the Award Agreement or by action taken prior to the occurrence of such transaction or event (except that action to give effect to a change in Applicable Laws or accounting principles may be made within a reasonable period of time after such change). The Administrator’s action(s) may include, but shall not be limited to, any one or more of the following actions:
(a)     To provide for the cancellation of any such Award in exchange for either an amount of cash or other property with a value equal to the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights under the vested portion of such Award, as applicable; provided that, if the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights, in any case, is equal to or less than zero, then the Award may be terminated without payment;
(b)    To provide that such Award shall vest and, to the extent applicable, be exercisable as to all Shares covered thereby, notwithstanding anything to the contrary in the Plan or the provisions of such Award;
(c)     To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or be substituted for by awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and types of shares and/or applicable exercise or purchase price, in all cases, as determined by the Administrator;
(d)    To make adjustments in the number and type of shares (or other securities or property) subject to such Award and/or with respect to which new Awards may be granted under the Plan (including, but not limited to, adjustments of the limitations in Article IV hereof on the maximum number and type of shares which may be issued, and including increasing the Overall Share Limit if allowed by Applicable Laws) and/or in the terms and conditions of (including the exercise or purchase price or applicable performance goals), and the criteria included in, outstanding Awards;
(e)    To replace such Award with other rights or property selected by the Administrator of equal or greater value; and/or
(f)    To provide that unvested Awards will terminate and cannot vest, be exercised or become payable after the applicable event unless such Awards are part of an agreed upon offer of employment or a valid employment or service provider contract.
8.3    Administrative Stand Still. In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other extraordinary transaction or change affecting the Shares or the share price of Common Stock, including any Equity Restructuring or any securities offering or other similar transaction, for administrative convenience, the Administrator may refuse to permit the exercise of any Award for up to sixty (60) days before or after such transaction.
8.4    General.
(a)    Subject to Applicable Laws, except as expressly provided in the Plan or the Administrator’s action under the Plan, no Participant will have any rights due to any subdivision or consolidation of Shares; dividend payment; increase or decrease in the number of shares of any class; or dissolution, liquidation, merger, or consolidation of the Company or other corporation. Except as expressly provided with respect to an Equity Restructuring under Section 8.1 above or the Administrator’s action under the Plan, no issuance by the Company of shares of any class, or securities convertible into shares of any class, will affect, and no adjustment will be made regarding, the number of Shares subject to an Award or the Award’s exercise or purchase price.
(b)    The existence of the Plan, any Award Agreements and the Awards granted hereunder will not affect or restrict in any way the Company’s right or power to make or authorize (i) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (ii) any merger, consolidation, dissolution or liquidation of the Company or sale of Company assets or (iii) any sale or issuance of securities, including securities with rights superior to those of the Shares, subject to Applicable Laws.
(c)     The Administrator may treat Participants and Awards (or portions thereof) differently from other Participants or other Awards under this Article VIII, and the Administrator need not treat Participants or Awards (or portions thereof) uniformly, Subject to Applicable Laws.
ARTICLE IX
GENERAL PROVISIONS APPLICABLE TO AWARDS
9.1    Transferability. Except as the Administrator may determine or provide in an Award Agreement, Awards may not be sold, assigned, transferred, pledged or otherwise encumbered, either voluntarily or by operation of law, except by will or the laws of descent and distribution, or, subject to the

Administrator’s consent for Awards other than Incentive Stock Options, pursuant to a domestic relations order, and, during the life of the Participant, will be exercisable only by the Participant. References to a Participant, to the extent relevant in the context, will include references to a Participant’s authorized transferee that the Administrator specifically approves.
9.2    Documentation. Each Award will be evidenced in an Award Agreement, which may be written or electronic, as the Administrator determines. Each Award may contain terms and conditions in addition to those set forth in the Plan.
9.3    Discretion. Except as the Plan otherwise provides, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award to a Participant need not be identical, and the Administrator need not treat Participants or Awards (or portions thereof) uniformly.
9.4    Default Vesting. Unless otherwise set forth in an individual Award Agreement, each Award shall vest over a four (4) year period, with one-quarter (1/4) of the Award vesting on the first annual anniversary of the date of grant, with the remainder of the Award vesting monthly thereafter.
9.5    Leaves of Absence.
(a)    Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any Employee’s unpaid leave of absence and will resume on the date the Employee returns to work on a regular schedule as determined by the Administrator; provided, however, that no vesting credit will be awarded for the time vesting has been suspended during such leave of absence. A Service Provider will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or the employing Subsidiary, although any leave of absence not provided for in the applicable employee manual of the Company or employing Subsidiary needs to be approved by the Administrator, or (ii) transfers between locations of the Company or between the Company, its parent, or any Subsidiary.
(b)    Unless the Administrator determines otherwise, no Option granted to a Participant who is an employee at the time of grant shall be exercised unless the Participant is, at the time of exercise characterized as an active employee and has been an employee continuously since the date the Option was granted.
(i)     An Option shall not be affected by any change in the terms, conditions or status of the Participant’s employment, provided that the Participant continues to be an employee of the Corporation or a related corporation.
(ii)     The employment relationship shall be treated as continuing or intact for any period that the Participant is on military or sick leave or other bona fide leaves of absence, provided that such leave does not exceed 90 days, or, if longer, as long as the Participant’s right to reemployment is guaranteed either by statute or by contact. The employment relationship shall be treated as continuing or intact while the Participant is not in active service because of disability. For the purpose of this Plan, “disability” shall have the meaning ascribed to the term in any employment agreement, consulting agreement, to which a Participant is a party, or if no such agreement applies, “disability” shall mean the inability of the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death, or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months. The Administrator shall have sole authority to determine whether a Participant is disabled, and, if applicable, the date of a

Participant’s termination of employment or service for any reason (the “termination date”).
9.6     Other Change in Status. Subject to compliance with Applicable Laws, including Section 409A of the Code, in the event a Service Provider’s regular level of time commitment in the performance of services for the Company, its parent, or any Subsidiary is reduced (for example, and without limitation, if the Service Provider is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee for reasons other than because of a change in medical condition or as a result of a validly documented and Company acknowledged injury suffered while working for the Company) after the date of grant of any Award to the Service Provider, the Administrator has the right in its sole discretion to (a) make a corresponding reduction in the number of Shares subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (b) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Service Provider will have no right with respect to any portion of the Award that is so reduced or extended.
9.7    Effect of Termination of Service; Change in Status. The Administrator will determine, in its sole discretion, the effect of all matters and questions relating to any Termination of Service, including, without limitation, (a) whether a Termination of Service has occurred, (b) whether a Termination of Service resulted from a discharge for Cause, (c) whether a particular leave of absence constitutes a Termination of Service, (d) whether a change in a Participant’s Service Provider status affects an Award, and (e) the extent to which, and the period during which, the Participant, the Participant’s legal representative, conservator, guardian or Designated Beneficiary may exercise rights under an Award, if applicable. Notwithstanding the above, in the event the Termination was due to incapacitation or a Company Injury, the Administrator may not begin the process of Termination of Service until a medical opinion from the medical professional providing care to the Participant determines that either the Participant is not likely to recover from the incapacity, or in the event of a Company Injury, that the Participant has recovered to the maximum extent possible from the Company Injury. Nothing in the preceding sentence shall create or imply any ongoing employment obligation, relationship or agreement by the Company toward the Participant simply by virtue of the fact that a Termination of Service has not been declared.
9.8    Withholding.
(a)     Each Participant must pay the Company, or make provision satisfactory to the Administrator for payment of, any taxes required by Applicable Laws to be withheld in connection with such Participant’s Awards by the date of the event creating the tax liability. The Company may deduct an amount sufficient to satisfy such tax obligations based on the applicable statutory withholding rates (or such other rate as may be determined by the Company after considering any accounting consequences or costs) from any payment of any kind otherwise due to a Participant.
(b)    Subject to Section 10.8 and any Company insider trading policy (including blackout periods), a Participant may satisfy such tax obligations (i) in cash, by wire transfer of immediately available funds, by check made payable to the order of the Company, provided that the Company may limit the use of one of the foregoing payment forms if one or more of the payment forms below is permitted, (ii) to the extent permitted by the Administrator, in whole or in part by delivery of Shares, including Shares retained from the Award creating the tax obligation, valued at their awarded Fair Market Value or Fair Grant Value, as applicable, (provided such delivery does not create adverse accounting consequences to the Company, as determined by the Administrator), (iii) if there is a public market for Shares at the time the tax obligations are satisfied, unless the Administrator otherwise determines, (A) delivery (including electronically or telephonically to the extent permitted by the

Administrator) of an irrevocable and unconditional undertaking by a broker acceptable to the Administrator to deliver promptly to the Company sufficient funds to satisfy the tax obligations, or (B) delivery by the Participant to the Administrator of a copy of irrevocable and unconditional instructions to a broker acceptable to the Administrator to deliver promptly to the Company cash or a check sufficient to satisfy the tax withholding; provided that such amount is paid to the Company at such time as may be required by the Administrator, or (iv) to the extent permitted by the Administrator, any combination of the foregoing payment forms. If any tax withholding obligation will be satisfied under clause (ii) of the immediately preceding sentence by the Administrator’s retention of Shares from the Award creating the tax obligation and there is a public market for Shares at the time the tax obligation is satisfied, the Administrator may elect to instruct any broker determined acceptable to the Administrator for such purpose to sell on the applicable Participant’s behalf some or all of the Shares retained and to remit the proceeds of the sale to the Company or its designee. Each Participant’s acceptance of an Award under the Plan will constitute the Participant’s authorization to the Administrator and instruction and authorization to such broker to complete the transactions described in the preceding sentence.
9.9     Amendment of Award; Repricing.
(a)     The Administrator may amend, modify or terminate any outstanding Award, including by substituting another Award of the same or a different type, changing the exercise or settlement date, and converting an Incentive Stock Option to a Non-Qualified Stock Option. The Participant’s consent to such action will be required unless (i) the action does not materially and adversely affect the Participant’s rights under the Award, or (ii) the change is permitted under Article VIII or pursuant to Section 10.6.
(b)    The Administrator may, subject to approval by the stockholders of the Company if required by Applicable Laws, (i) reduce the exercise price of outstanding Options or Stock Appreciation Rights, (ii) cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights, or (iii) take such other action that is considered a “repricing” for purposes of Applicable Laws.
9.10     Conditions on Delivery of Stock. The Company will not be obligated to deliver any Shares under the Plan or remove restrictions from Shares previously delivered under the Plan until (a) all Award conditions have been met or removed to the Administrator’s satisfaction, (b) as determined by the Administrator, all other legal matters regarding the issuance and delivery of such Shares have been satisfied, including any applicable securities laws and stock exchange or stock market rules and regulations, and (c) the Participant has executed and delivered to the Company such representations or agreements as the Administrator deems necessary or appropriate to satisfy any Applicable Laws. The Company’s inability to obtain authority from any regulatory body having jurisdiction, which the Administrator determines is necessary to the lawful issuance and sale of any securities, will relieve the Company of any liability for failing to issue or sell such Shares.
9.11    Acceleration. The Administrator may at any time provide that an Award will become immediately vested and fully or partially exercisable, free of some or all restrictions or conditions, or otherwise fully or partially realizable.
ARTICLE X
MISCELLANEOUS
10.1    No Right to Employment or Other Status. No person will have any claim or right to be granted an Award, and the grant of an Award will not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan or any Award, except as expressly provided in an Award Agreement.
10.2     No Rights as Stockholder; Certificates. Subject to the Award Agreement, no Participant or Designated Beneficiary will have any rights as a stockholder with respect to any Shares to be distributed under an Award until becoming the record holder of such Shares. Notwithstanding any other provision of the Plan, unless the Administrator otherwise determines or Applicable Laws require, the Company will not be required to deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares may be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator). The Company may place legends on stock certificates issued under the Plan that the Administrator deems necessary or appropriate to comply with Applicable Laws.
10.3    Effective Date and Term of Plan. The Plan will become effective on the Effective Date and, unless earlier terminated by the Board, will remain in effect until the earlier of (a) the earliest date as of which all Awards granted under the Plan have been satisfied in full or terminated and no Shares approved for issuance under the Plan remain available to be granted under new Awards or (b) the tenth (10th) anniversary of the earlier of the date the Plan is approved by the Board or the date the Plan is approved by the Company’s stockholders. If the Plan is not originally approved by the Company’s stockholders, the Plan will not become effective, and no Awards will be granted under the Plan.
10.4    Amendment of Plan. The Board and the Administrator may each amend, suspend or terminate the Plan at any time; provided that no amendment, other than an increase to the Overall Share Limit, may materially and adversely affect any Award outstanding at the time of such amendment without the affected Participant’s consent. No Awards may be granted under the Plan during any suspension period or after Plan termination or expiration of the Plan’s term. Awards outstanding at the time of any Plan suspension or termination will continue to be governed by the Plan and the Award Agreement, as in effect before such suspension or termination. If stockholder approval to amend the Plan is required by state law, corporate charter, company by-laws or other approved filing or policy, the Board will obtain stockholder approval of any such Plan amendment to the extent necessary to comply with Applicable Laws.
10.5    Provisions for Foreign Participants. The Administrator may modify Awards granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to address differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employment, employee benefits or other matters.
10.6     Section 409A.
(a)    General. The Company intends that all Awards be structured to comply with, or be exempt from, Section 409A, such that no adverse tax consequences, interest, or penalties under Section 409A apply. Notwithstanding anything in the Plan or any Award Agreement to the contrary, the Administrator may, without a Participant’s consent, amend this Plan or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of Awards, including any such actions intended to (i) exempt this Plan or any Award from Section 409A, or (ii) comply with Section 409A. The Company makes no representations or warranties as to an Award’s tax treatment under Section 409A or otherwise. The Company will have no obligation under this Section 10.6 or otherwise to avoid the taxes, penalties or interest under Section 409A with respect to any Award and will have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are determined to constitute noncompliant “nonqualified deferred compensation” subject to taxes, penalties or interest under Section 409A.
(b)    Separation from Service. If an Award constitutes “nonqualified deferred compensation” under Section 409A, any payment or settlement of such Award upon a termination of a Participant’s Service Provider relationship will, to the extent necessary to avoid taxes under Section 409A, be made only upon the Participant’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or after the Termination of Service of a Participant. For purposes of this Plan or any Award Agreement relating to an Award that constitutes “nonqualified deferred compensation” under Section 409A, references to a “termination,” “termination of employment,” Termination of Service or like terms means a “separation from service” (within the meaning of Section 409A).
(c)     Payments to Specified Employees. Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment of “nonqualified deferred compensation” to a “specified employee” (as defined under Section 409A and as the Administrator determines) due to such Participant’s “separation from service” will, to the extent necessary to avoid taxes under Section 409A(a)(2)(B)(i) of the Code, be delayed for the six-month period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid (as set forth in the Award Agreement) on the day immediately following such delay period or as soon as administratively practicable thereafter (without interest). Any payments of “nonqualified deferred compensation” payable more than six months following the Participant’s “separation from service” will be paid at the time or times the payments are otherwise scheduled to be made. Furthermore, notwithstanding any contrary provision of the Plan or any Award Agreement, any payment of “nonqualified deferred compensation” under the Plan that may be made in installments shall be treated as a right to receive a series of separate and distinct payments.
10.7    Limitations on Liability. Notwithstanding any other provision of the Plan or any Award Agreement, no individual acting as a director, officer, other employee or agent of the Company or any Subsidiary will be liable to any Participant, former Participant, spouse, beneficiary, stockholders (to the extent allowed by Applicable Law), or any other person for any claim, loss, liability, or expense incurred in connection with the Plan or any Award, and such individual will not be personally liable with respect to the Plan or any Award because of any contract or other instrument executed in his or her capacity as an Administrator, director, officer, other employee or agent of the Company or any Subsidiary. The Company will indemnify and hold harmless each director, officer, other employee and agent of the Company or any Subsidiary that has been or will be granted or delegated any duty or power relating to the Plan’s administration or interpretation, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Administrator’s approval) arising from any act or omission concerning this Plan or any Award unless arising from such person’s own fraud or bad faith.
10.8    Lock-Up Period. The Company may, at the request of any underwriter representative, in connection with registering the offering of any Company securities under the Securities Act, prohibit Participants from, directly or indirectly, selling or otherwise transferring any Shares or other Company securities during a period of up to one hundred eighty days following the effective date of a Company registration statement filed under the Securities Act, or such longer period as determined by the underwriter.
10.9    Data Privacy.
(a)    As a condition for receiving any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this section by and among the Company and its Subsidiaries and Affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan, and to the publication and public filing of information about the Participant and the amount, type and value of Awards granted under the Plan for purposes of complying with federal and state securities laws. The Company and its Subsidiaries and Affiliates may hold certain personal information about a Participant, including the Participant’s name, address and telephone number; birthdate; social security, insurance number or other identification number; salary; nationality; job title(s); any shares or securities held by the Participant in the Company or its Subsidiaries and Affiliates; and any Award details, to implement, manage and administer the Plan and Awards (the “Data”).
(b)     The Company and its Subsidiaries and Affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in the Plan, and the Company and its Subsidiaries and Affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in the jurisdiction where the Participant is located or elsewhere, and the jurisdiction where the Participant is located may have different data privacy laws and protections than the jurisdiction where the recipient is located. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares.
(c)    The Company may cancel a Participant’s ability to participate in the Plan and, in the Administrator’s discretion, forfeit any outstanding Awards if the Participant withdraws the consents in this Section 10.9. For more information on the consequences of withdrawing consent, Participants may contact their local human resources representative.
10.10    Severability. If any portion of the Plan, or any action taken under it, is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.
10.11    Governing Documents. If any conflict occurs between the Plan and any Award Agreement or other written agreement between a Participant and the Company (or any Subsidiary) that the Administrator has approved, the Plan will govern, unless it is expressly specified in such Award Agreement or other written document that a specific provision of the Plan will not apply.
10.12    Governing Law. The Plan and all Awards will be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding any state’s choice-of-law principles requiring the application of a jurisdiction’s laws other than the State of Delaware.
10.13    Forfeiture Events; Claw-back Provisions.
(a)     The Administrator may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain events, in addition to applicable vesting conditions of an Award. Such events may include, without limitation, breach of non-competition, non-solicitation, confidentiality, or other restrictive covenants that are contained in the Award Agreement or otherwise applicable to the Participant, a Participant’s Termination of Service for Cause, or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Subsidiaries and Affiliates.

(b)     All Awards (including any proceeds, gains or other economic benefit the Participant actually or constructively receives related to an Award or the receipt or resale of any Shares underlying the Award) will be subject to any Company claw-back, recovery, or recoupment policy as in effect from time to time, including any policy adopted to comply with Applicable Laws (including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder). In addition, the Administrator may include such other claw-back, recovery, or recoupment provisions in an Award Agreement as it determines is necessary or appropriate.
10.14     Titles and Headings. The titles and headings in the Plan are for convenience of reference only and, if any conflict, the Plan’s text, rather than such titles or headings, will control.
10.15     Conformity to Securities Laws. As a condition for receiving any Award, each Participant acknowledges that the Plan and each Award is intended to conform to the extent necessary with Applicable Laws. Notwithstanding anything herein to the contrary, the Plan and all Awards will be administered only in conformance with Applicable Laws. To the extent Applicable Laws permit, the Plan and all Award Agreements will be deemed amended as necessary to conform to Applicable Laws.
10.16    Relationship to Other Benefits. The benefits and rights provided under the Plan are wholly discretionary and, although provided by the Company, do not constitute regular or periodic payments. No payment under the Plan will be considered part of a Participant’s salary or compensation or taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare, severance, resignation, redundancy or other end of service payments, or other benefit plan of the Company or any Subsidiary except as expressly provided in writing in such other plan or an agreement thereunder.
10.17     Broker-Assisted Sales. In the event of a broker-assisted sale of Shares in connection with the payment of amounts owed by a Participant under or with respect to the Plan or any Award, including amounts to be paid under Section 9.8(b)(iii): (a) any Shares to be sold through the broker-assisted sale will be sold on the day the payment first becomes due, or as soon thereafter as practicable; (b) such Shares may be sold as part of a block trade with other Participants in the Plan in which all participants receive an average price; (c) the applicable Participant will be responsible for all broker’s fees and other costs of sale, and by accepting an Award, each Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any sale; (d) to the extent the Company or its designee receives sale proceeds that exceed the amount owed, the Company will pay such excess in cash to the applicable Participant as soon as reasonably practicable; (e) the Company and its designees are under no obligation to arrange for a sale at any particular price; and (f) in the event the proceeds of a sale are insufficient to satisfy the Participant’s obligation, the Participant may be required to pay immediately upon demand to the Company or its designee an amount in cash sufficient to satisfy any remaining portion of the Participant’s obligation.
10.18    Unfunded Plan. The Plan shall be unfunded. Neither the Company, the Board nor the Administrator shall be required to establish any special or separate fund or to segregate any assets to assure the performance of its obligations under the Plan.
10.19    Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan. The Administrator shall determine whether cash, additional Awards or other securities or property shall be issued or paid in lieu of fractional Shares or whether any fractional Shares should be rounded, forfeited or otherwise eliminated.
10.20    Section 16 of the Exchange Act. It is the intent of the Company that the Plan satisfy, and be interpreted in a manner that satisfies, the applicable requirements of Rule 16b-3 so that Participants will be entitled to the benefit of Rule 16b-3 (or any other rule promulgated under Section 16 of the

Exchange Act) and will not be subject to short-swing liability under Section 16 of the Exchange Act. Accordingly, if the operation of any provision of the Plan would conflict with the intent expressed in this Section 10.20, such provision to the extent possible shall be interpreted and/or deemed amended so as to avoid such conflict.
ARTICLE XI
DEFINITIONS
As used in the Plan, the following words and phrases will have the following meanings:
11.1    “Administrator” means the Board or a Committee to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee.
11.2    “Affiliate” means a corporation or other entity that, directly or through one or more intermediaries, controls, is controlled by or is under common control with, the Company.
11.3    “Applicable Laws” means the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which the Shares are listed or quoted and the applicable laws and rules of any country or other jurisdiction where Awards are granted.
11.4    “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Dividend Equivalents or Other Stock or Cash Based Awards.
11.5    “Award Agreement” means a written agreement evidencing an Award, which may be electronic, that contains such terms and conditions as the Administrator determines, consistent with and subject to the Plan.
11.6    “Board” means the Board of Directors of the Company.
11.7    “Cause” means (a) if a Participant is a party to a written offer letter, employment, severance, consulting, or similar agreement with the Company or any of its Subsidiaries or an Award Agreement in which the term “cause” is defined (a “Relevant Agreement”), “cause” as defined in the Relevant Agreement, and (b) if no Relevant Agreement exists, (i) the Participant’s dishonest statements or acts with respect to the Company or any of its Subsidiaries or Affiliates, or any of their current or prospective customers, suppliers, vendors or other third parties with which such entity does business; (ii) the Participant’s commission of, or plea of guilty or nolo contendere to (A) a felony (or crime of similar magnitude under Applicable Laws outside the United States) or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) the Participant’s failure to perform his or her assigned duties and responsibilities to the reasonable satisfaction of the Company, which failure continues, in the reasonable judgment of the Company, after written notice given to the Participant by the Company; (iv) the Participant’s gross negligence, willful misconduct or insubordination with respect to the Company or any of its Subsidiaries or Affiliates; (v) the Participant’s violation of any provision of any agreement(s) between the Participant and the Company or any of its Subsidiaries or Affiliates relating to non-competition, non-solicitation, nondisclosure, confidentiality, assignment of inventions or other similar restrictive covenant; (vi) the Participant’s material violation of any written policies or codes of conduct of the Company or any of its Subsidiaries or Affiliates, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct; or (vii) the Participant’s conduct that brings or is reasonably likely to bring the Company or any of its Subsidiaries or Affiliates negative publicity or into public disgrace, embarrassment, or disrepute.

11.8     “Change in Control” means and includes each of the following:
(a)      A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or series of transactions that meets the requirements of clauses (i) and (ii) of subsection (c) below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries, or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3) of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or
(b)     During any twelve (12) month period, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in subsections (a) or (c)) whose election to the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the twelve (12) month period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or
(c)     The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (i) a merger, consolidation, reorganization, or business combination in which the Company does not emerge from the transaction as the resulting named Successor Entity after consummation of the transaction or ; (ii) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (iii) the acquisition of assets or stock of another entity, in each case other than a transaction:
(A)     which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent, directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, where “Successor Entity” means the Company or the person that owns or controls all or substantially all of the Company’s assets as a result of the transaction or otherwise succeeds to the business of the Company, and
(B)    after which no person or group beneficially owns voting securities representing fifty percent (50%) or more of the combined voting power of the Successor Entity unless the Successor Entity is a company whose stock is traded on a public stock exchange, in which case there shall be no deemed Change of Control; provided, however, that no person or group shall be treated for purposes of this clause (B) as beneficially owning fifty percent (50%) or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.
Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or portion of any Award) that constitutes “nonqualified deferred compensation” under Section 409A, to the extent necessary to avoid taxes under Section 409A, the transaction or event described in subsection (a), (b) or (c) must also constitute a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

The Administrator shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control has occurred, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5), shall be consistent with such regulation.
11.9     “Code” means the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.
11.10    “Committee” means one or more committees or subcommittees of the Board or otherwise consisting of one or more Directors (or executive officers, to the extent Applicable Laws permit). To the extent required to comply with the provisions of Rule 16b-3, it is intended that each member of the Committee will be, at the time the Committee takes any action with respect to an Award that is subject to Rule 16b-3, a “non-employee director” within the meaning of Rule 16b-3; however, a Committee member’s failure to qualify as a “non-employee director” within the meaning of Rule 16b-3 will not invalidate any Award that is otherwise validly granted under the Plan.
11.11    “Common Stock” means the common stock, $0.0001 par value per share, of the Company, or such other securities of the Company as may be designated by the Administrator from time to time in substitution thereof.
11.12     “Company” means Heritage Distilling Holding Company, Inc., a Delaware corporation, or any successor.
11.13      “Consultant” means any person, including any adviser, engaged by the Company or its parent or Subsidiary to render services to such entity if the consultant or adviser: (a) renders bona fide services to the Company (or its parent or Subsidiary); (b) renders services not in connection with the offer or sale of securities in a capital-raising transaction and does not directly or indirectly promote or maintain a market for the Company’s securities; and (c) is a natural person.
11.14     “Designated Beneficiary” means the beneficiary or beneficiaries the Participant designates, in a manner the Administrator determines, to receive amounts due or exercise the Participant’s rights if the Participant dies or becomes incapacitated. Without a Participant’s effective designation, “Designated Beneficiary” will mean the Participant’s estate.
11.15     “Director” means a Board member.
11.16    “Disability” means, unless the applicable Award Agreement says otherwise, that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment; provided, however, for purposes of determining the term of an Incentive Stock Option pursuant to Section 5.7(c) hereof, the term “Disability” shall have the meaning ascribed to it within the meaning of Section 22(e)(3) of the Code. The determination of whether an individual has a Disability shall be determined under procedures established by the Administrator. Except in situations where the Administrator is determining Disability for purposes of the term of an Incentive Stock Option, the Administrator may rely on any determination that a Participant is disabled for purposes of benefits under any long-term disability plan maintained by the Company or any of its Subsidiaries or Affiliates in which the Participant participates.
11.17     “Dividend Equivalents” means a right granted to a Participant under the Plan to receive the equivalent value (in cash or Shares) of cash dividends paid on Shares.
11.18    “Effective Date” means the date as of which this Plan is adopted by the Board, subject to the approval of the Plan by the Company’s stockholders in accordance with Section 422 of the Code and the regulations promulgated thereunder. If such approval is not obtained, this Plan and any Awards granted under the Plan shall be null and void and of no force and effect.
11.19     “Employee” means any employee of the Company or any of its Subsidiaries.
11.20      “Equity Restructuring” means a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of shares or the share price of Common Stock and causes a change in the per share value of the Common Stock underlying outstanding Awards.
11.21     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
11.22    “Fair Grant Value” means the value of specific types of Awards that are allowed under law to have a different stated grant value at the time of Award than the Fair Market Value of the Company shares, The Fair Grant Value shall be determined by the Administrator after taking into account all available information, public reports, third-party or outside consultant reports, accounting our auditor reviews, legal advice, tax advice, GAAP protocols and other relevant inputs, Nothing herein shall change the treatment of the value, recognition or tax treatment of any exercised Awards, or the treatment of any gain between the Fair Grant Value and the Fair Market Value. Nothing herein shall allow for the granting of an award at a Fair Grant Value if GAAP or the law requires them to be awarded at the Fair Market Value. The Administrator’s determination of Fair Market Value shall be conclusive and binding on all persons.
11.23    “Fair Market Value” means, as of any date, the value of Common Stock determined as follows: (a) if the Common Stock is readily tradable on an established securities market, its Fair Market Value will be the closing sales price for such Common Stock as quoted on such exchange for such date, or if no sale occurred on such date, the last day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; (b) if the Common Stock is not readily tradable on an established securities market but is quoted on a national market or other quotation system, its Fair Market Value will be the closing sales price on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (c) if the Common Stock is not readily tradable on an established securities market, its Fair Market Value will be determined in good faith by the Administrator; provided, in any case the Administrator may determine the Fair Market Value in its discretion to the extent such determination does not constitute a “material revision” to the Plan under applicable stock exchange or stock market rules and regulations (or otherwise require stockholder approval).
Notwithstanding the preceding, for federal, state, and local income tax reporting purposes and for such other purposes as the Administrator deems appropriate, Fair Market Value shall be determined by the Administrator in accordance with uniform and nondiscriminatory standards adopted by it from time to time. In addition, the determination of Fair Market Value in all cases shall be in accordance with the requirements set forth under Section 409A to the extent necessary for an Award to comply with, or be exempt from, Section 409A. The Administrator’s determination of Fair Market Value shall be conclusive and binding on all persons.
11.24    “Greater Than 10% Stockholder” means an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporation, as defined in Section 424(e) and (f) of the Code, respectively.

11.25     “Incentive Stock Option” means an Option intended to qualify as an “incentive stock option” as defined in Section 422 of the Code.
11.26     “Non-Qualified Stock Option” means an Option not intended or not qualifying as an Incentive Stock Option.
11.27     “Option” means an option to purchase Shares.
11.28    “Other Stock or Cash Based Awards” means Awards of cash, Shares, or other property that are valued wholly or partially by referring to, or are otherwise based on, Shares.
11.29     “Overall Share Limit” has the meaning set forth in Section 4.1.
11.30    “Participant” means a Service Provider who has been granted an Award.
11.31     “Performance Criteria” mean the criteria (and adjustments) that the Administrator may select for an Award to establish performance goals for a performance period, which may include the following: net earnings or losses (either before or after one or more of interest, taxes, depreciation, amortization, and non-cash equity-based compensation expense); gross or net sales; revenue; sales or revenue growth; net income (either before or after taxes) or adjusted net income; profits (including but not limited to gross profits, net profits, profit growth, net operation profit or economic profit); profit return ratios or operating margin; budget or operating earnings (either before or after taxes or before or after allocation of corporate overhead and bonus); cash flow (including operating cash flow, free cash flow or cash flow return on capital); return on assets; return on capital or invested capital; cost of capital; return on stockholders’ equity; total stockholder return; return on sales; costs, reductions in costs and cost control measures; expenses; working capital; earnings or loss per share; adjusted earnings or loss per share; price per share or dividends per share (or appreciation in or maintenance of such price or dividends); regulatory achievements or compliance; implementation, completion or attainment of objectives relating to research, development, regulatory, commercial, or strategic milestones or developments; market share; economic value or economic value added models; division, group or corporate financial goals; customer satisfaction/growth; customer service; employee satisfaction; recruitment and maintenance of personnel; human resources management; supervision of litigation and other legal matters; strategic partnerships and transactions; financial ratios (including those measuring liquidity, activity, profitability or leverage); debt levels or reductions; sales-related goals; financing and other capital raising transactions; cash on hand; acquisition activity; investment sourcing activity; marketing initiatives; and other measures of performance selected by the Board or Administrator whether or not listed herein, any of which may be measured in absolute terms or as compared to any incremental increase or decrease. Such performance goals also may be based solely by reference to the Company’s performance or the performance of a Subsidiary, division, business segment or business unit of the Company or a Subsidiary, or based upon performance relative to performance of other companies or upon comparisons of any of the indicators of performance relative to performance of other companies. The Administrator may provide for exclusion of the impact of an event or occurrence which the Administrator determines should appropriately be excluded, including (a) restructurings, discontinued operations, extraordinary items, and other unusual, infrequently occurring or non-recurring charges or events, (b) asset write-downs, (c) litigation or claim judgments or settlements, (d) acquisitions or divestitures, (e) reorganization or change in the corporate structure or capital structure of the Company, (f) an event either not directly related to the operations of the Company, Subsidiary, division, business segment or business unit or not within the reasonable control of management, (g) foreign exchange gains and losses, (h) a change in the fiscal year of the Company, (i) the refinancing or repurchase of bank loans or debt securities, (j) unbudgeted capital expenditures, (k) the issuance or repurchase of equity securities and other changes in the number of outstanding shares, (l) conversion of some or all of convertible securities to Common Stock, (m) any business interruption event, (n) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles, or (o) the effect of changes in other laws or regulatory rules affecting reported results.
11.32     “Plan” means this Heritage Distilling Holding Company, Inc. 2024 Equity Incentive Plan, as may be amended from time to time.
11.33    “Restricted Stock Award” means Shares awarded to a Participant under Article VI subject to certain vesting conditions and other restrictions.
11.34    “Restricted Stock Unit” means an unfunded, unsecured right to receive, on the applicable settlement date, one or more Shares or an amount in cash or other consideration determined by the Administrator to be of equal value as of such settlement date, subject to certain vesting conditions and other restrictions.
11.35     “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act.
11.36     “Section 409A” means Section 409A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder.
11.37    “Securities Act” means the Securities Act of 1933, as amended.
11.38    “Service Provider” means an Employee, Consultant or Director.
11.39    “Shares” means shares of Common Stock.
11.40    “Stock Appreciation Right” means a stock appreciation right granted under Article V.
11.41    “Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.
11.42     “Substitute Awards” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.
11.43     “Termination of Service” means the date the Participant ceases to be a Service Provider.
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